LETTER OF RESIGNATION

Date: Feb 13, 2026

From:
Name: Jianhua James Shu
Nationality: Canadian
Email:jamesjhs@hotmail.com

To: Summit Networks Inc.

Please accept this letter as I am leaving my position as an independent director of Summit Networks Inc., as well as my role as a member of the Audit Committee.

This resignation is due solely to personal reasons. There is no disagreement or dispute of any kind with the Company.

Sincerely,

[redacted]

Jianhua James Shu